Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and our second amended and restated bylaws, both of which have been publicly filed with the Securities and Exchange Commission.

General

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value. Our common stock is the only security of our company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Holders of our common stock are entitled to one vote per share. Except as otherwise provided by statute or by applicable stock exchange rules, or by the certificate of incorporation or our bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter is the act of the stockholders. Except as otherwise provided by statute, our certificate of incorporation or bylaws, directors are elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote in the election of directors. Stockholders have no cumulative voting rights.

Holders of our common stock are entitled to receive ratably dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of our company. The holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. The common stock will not be subject to call or redemption.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or Section 203. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

●	prior to this time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder of assets of 10% or more of the aggregate market value of either all of the assets of the corporation or its outstanding stock;
●	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;
●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things:

●	provide our board of directors with the ability to alter its bylaws without stockholder approval;
●	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum;
●	provide that a special meeting of the stockholders may be called only by our board of directors, the chairman of the board of directors or our chief executive officer; and
●	establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election to our board of directors.

Such provisions may have the effect of discouraging a third-party from acquiring our company, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Amendment of Charter Provisions

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Forum Selection Bylaw

Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Semler Scientific, Inc. (“Semler”), (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of Semler to Semler or to our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation, the bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the certificate of incorporation or the bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware. However, this provision does not apply to actions arising under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, or any claim for which the federal courts have exclusive jurisdiction.

Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Semler is deemed to have notice of and consented to the forum selection provisions of the bylaws.